Exhibit 99.1

Two Former Executives Of ACE Limited Will Not Stand For

Re-Election To The Board Of Directors

HAMILTON, Bermuda, February 28, 2005

HAMILTON, Bermuda — February 28, 2005 — Walter Scott, retired Chairman, President and Chief Executive Officer, and Dominic Frederico, former President and Chief Operating Officer of ACE Limited have announced that they will not stand for re-election at the Annual General Meeting and will leave the Board of Directors of ACE Limited upon the completion of their term of service on May 26, 2005.

Walter Scott served as the second President, Chairman and Chief Executive Officer of ACE Limited from 1989 to 1994. He managed ACE through a series of challenges and opportunities and presided over many landmark developments in the history of ACE, most notably the initial public offering of ACE Limited shares and the acquisition of Corporate Officers & Directors Assurance Ltd. (CODA). He was succeeded by Brian Duperreault, who credited Mr. Scott with providing him with a sound foundation upon which to build the global insurance group that constitutes today’s ACE Limited. Mr. Duperreault said, “Walter has been a great contributor to the growth and development of this company, both as a chief executive and as a director, and everyone associated with ACE thanks Walter for his dedicated and valuable service.” Mr. Scott continues to serve as a Director of Assured Guaranty Ltd., which was spun off from ACE in April of 2004.

Dominic Frederico joined ACE in January 1995, shortly after Mr. Duperreault was elected Chief Executive Officer. He played a leading role in transforming the company from a specialty carrier into a globally diversified insurer and reinsurer. Mr. Frederico led the purchase negotiations and successful integration of Westchester Specialty Insurance Company, the CIGNA P&C operations and Capital Re Corporation, which subsequently became Assured Guaranty Ltd. “Dominic was a critical partner building modern day ACE,” said Brian Duperreault. “He left ACE to become President, Deputy Chairman and CEO of Assured Guaranty Ltd., where he successfully presided over the initial public offering of Assured Guaranty shares and its separation from ACE.”

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented, “Both of these men made major contributions to the growth of ACE, each in their own way, and on behalf of the entire Board of Directors of ACE and our shareholders I want to thank them publicly for their outstanding service.”

The ACE Annual General Meeting is scheduled for May 26, 2005 at the Company’s corporate headquarters in Hamilton, Bermuda.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE: ACE), a component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

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Contact Information

Investor Contact:

Helen M. Wilson

(441) 299-9283

helen.wilson@ace.bm

Media Contact:

Robert T. Grieves

(212) 621-8684

robert.grieves@ace-ina.com